                            EXHIBIT 3 TO SCHEDULE 13D

                             VOTING TRUST AGREEMENT

                  THIS VOTING TRUST AGREEMENT (the "Agreement") is entered into as of April 14, 1998, by and among Affymetrix, Inc. (the "Company"), Wachovia Bank, N.A. (the "Trustee"), and Glaxo Wellcome Americas Inc. ("GWA") as holder of the Company's Series AA Preferred Stock. GWA and transferees of GWA pursuant to Section 3 hereof are individually each referred to herein as a "Party" and are collectively referred to herein as the "Parties." The Company's Board of Directors is referred to hereto as the "Board."

                                    RECITALS:

                  WHEREAS, on the date hereof, GWA purchased 1,634,522 shares of the Company's Series AA Preferred Stock pursuant to that certain Series AA Preferred Stock Purchase Agreement between the Company and GWA ("Securities Purchase Agreement"); and

                  WHEREAS, in order to induce the Company to sell shares of Preferred Stock to GWA, GWA has agreed to be bound by the terms of this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                  1. VOTING TRUST CERTIFICATES.

                         (a) Upon execution of this Agreement, GWA shall deliver
to the Trustee all certificates held by GWA representing the Shares (as defined herein), and the Trustee shall issue and deliver to GWA, a voting trust certificate in substantially the form attached hereto as SCHEDULE I (a "Voting Trust Certificate"), for the number of Shares owned by GWA and transferred to the Trustee. The Company shall cause such Shares to be transferred to the Trustee on the Company's books. Any Shares acquired by GWA after the date hereof shall be issued to the Trustee, who shall, within five (5) business days (as defined in the Securities Purchase Agreement), issue and deliver to GWA, a Voting Trust Certificate for the number of additional Shares so acquired by GWA. The Trustee shall have no responsibility for Shares not delivered to it.

                       (b) The Trustee shall hold the Shares in trust subject to the terms of this Agreement. The Trustee shall distribute all dividends and other distributions to GWA or GWA's successors (other than dividends or other distributions payable in Shares which shall not be distributed but shall remain subject to the terms of this Agreement) in proportion to their respective interests as represented by the Voting Trust Certificates.

                       (c) All Voting Trust Certificates will be registered in the trust system maintained by the Trustee for that purpose (the "Trust Register"). The Trustee may treat the registered holder of each Voting Trust Certificate as the absolute owner and holder of the Shares evidenced thereby and of all of the other rights and interests represented thereby. All transfers of Shares will be recorded by the Trustee in the Trust Register.

                       (d) If a Voting Trust Certificate is lost, stolen, mutilated or destroyed, the Trustee will issue a duplicate Voting Trust Certificate upon receipt by the Trustee of evidence satisfactory to the Trustee and the Company of the loss, theft, mutilation or destruction, and upon receipt of a bond, undertaking or other indemnity reasonably satisfactory to the Trustee and the Company. The Trustee will also keep correct records of account of all business transactions with respect to the Voting Trust, which records, including the Trust Register, may be inspected by any Party and such Party's agents or personal representatives at any time during normal business hours.

                       (e) In the event that during the term of this Agreement, a Beneficial Owner elects to convert a portion of such Beneficial Owner's Shares into Common Stock, such Beneficial Owner shall deliver to the Trustee, (i) a notice containing the identity of the Beneficial Owner and the number of Shares to be converted into Common Stock (the "Conversion Shares"), and (ii) the original Voting Trust Certificate(s) representing the Conversion Shares. Upon the Trustee's receipt of such notice and the appropriate Voting Trust Certificate(s), the Trustee shall, as soon as practicable thereafter, (i) deliver the Conversion Shares to the Company (or its designated transfer agent) and (ii) issue and deliver to such Beneficial Owner a Voting Trust Certificate representing the balance of the shares of Series AA Preferred Stock not to be converted into Common Stock, if any, represented by the Voting Trust Certificate(s) delivered by the Beneficial Owner to the Trustee pursuant to this
Section 1(e). Upon Trustee's delivery of the Conversion Shares to the Company (or its designated transfer agent), the Trustee shall be fully acquitted and discharged with respect to such Conversion Shares. After the Conversion Shares have been delivered to the Company pursuant to this Section, the conversion of such shares shall be governed by and pursuant to the terms and provisions of the Certificate of Determination of Series AA Preferred Stock of the Company (the "Certificate of Determination").

                       (f) In the event that during the term of this Agreement, any Shares of a Beneficial Owner are subject to redemption pursuant to Section 3(a) of the Certificate of Determination, the Company shall deliver the Corporation Redemption Notice (as defined in the Certificate of Determination) to the Trustee and to each Person set forth in Section 22 hereof at least twenty (20) but not more than thirty (30) days prior to the Corporation Redemption Date (as defined in the Certificate of Determination). At least ten
(10) days prior to the Corporation Redemption Date, each Beneficial Owner shall deliver to the Trustee the original Voting Trust Certificate(s) representing the Shares Beneficially Owned by such Person along with written instructions to the Trustee to either (i) convert the Shares to be redeemed under Section 1(e) of this Agreement or (ii) to surrender such Shares for redemption. The Trustee shall, (i) at least three (3) days prior to the Corporation Redemption Date, deliver the certificate(s) representing the Shares to be redeemed as set forth in the Corporation Redemption Notice (and which have not previously been converted) to the Company (or its designated transfer agent) and (ii) as soon as practicable thereafter, issue and deliver to such Beneficial Owner a Voting Trust Certificate representing the balance of the Shares not to be redeemed, if any, represented by the Voting Trust Certificate(s) delivered by the Beneficial Owner to the Trustee pursuant to this Section 1(f). Upon the Trustee's receipt of the Early Redemption Price or Late Redemption Price (as such terms are defined in the Certificate of Determination), as the case may be, payable with respect to the Shares redeemed, the Trustee shall, as soon as practicable thereafter, deliver the Early Redemption Price or Late Redemption Price, as the case may be, payable with respect to the Shares redeemed to the Beneficial Owners such that each Beneficial Owner receives that portion of the Early Redemption Price or Late Redemption Price paid by the Company, as the case may be, equal to the proportion of Shares Beneficially Owned by such Beneficial Owner to the total number of Shares subject to this Agreement. Upon Trustee's delivery of the Early Redemption Price or Late Redemption Price, as the case may be, payable with respect to such Shares to the appropriate Beneficial Owner, the Trustee shall be fully acquitted and discharged with respect to such redeemed Shares.

                       (g) In the event that during the term of this Agreement, Beneficial Owners holding at least a majority of the then outstanding Shares elect to have some or all of such Beneficial Owners' Shares redeemed pursuant to the provisions of Section 3(b) of the Certificate of Determination, such Beneficial Owners shall deliver to the Trustee and the Company a notice containing the identity of the Beneficial Owners, the percentage of the Shares to be redeemed (the "Redemption Shares") and the date on which the redemption is requested to occur. The Company agrees that such notice shall constitute notice from the holders of the Shares under Section 3(b)(i) of the Certificate of Determination. The Company shall deliver the Shareholder Redemption Notice (as defined in the Certificate of Determination) to the Trustee and to each Person set forth in Section 22 hereof at least twenty (20) but not more than thirty
(30) days prior to the Shareholder Redemption Date (as defined in the Certificate of Determination). At least ten (10) days prior to the Shareholder Redemption Date, each Beneficial Owner shall deliver to the Trustee the original Voting Trust Certificate(s) representing the Shares Beneficially Owned by such Person along with written instructions to the Trustee to either (i) convert the Shares to be redeemed under Section 1(e) of this Agreement or (ii) to surrender such Shares for redemption. The Trustee shall, (i) at least three (3) days prior to the Shareholder Redemption Date, deliver the certificate(s) representing the Redemption Shares as set forth in the Shareholder Redemption Notice (and which have not previously been converted) to the Company (or its designated transfer agent) and (ii) as soon as practicable thereafter, issue and deliver to such Beneficial Owner a Voting Trust Certificate representing the balance of the Shares not to be redeemed, if any, represented by the Voting Trust Certificate(s) delivered by the Beneficial Owner to the Trustee pursuant to this
Section 1(g). Upon the Trustee's receipt of the Series AA Redemption Price (as defined in the Certificate of Determination) payable with respect to such Redemption Shares, the Trustee shall, as soon as practicable thereafter, deliver the Series AA Redemption Price payable with respect to such Redemption Shares to the appropriate Beneficial Owner. Upon Trustee's delivery of the Series AA Redemption Price payable with respect to such Redemption Shares to the appropriate Beneficial Owner, the Trustee shall be fully acquitted and discharged with respect to such Redemption Shares.

                  2. TRUSTEE'S POWERS AND DUTIES.

     (a) During the term of this Agreement, the Trustee shall have the exclusive right to vote all Shares Beneficially Owned (as defined herein) by a Party on all matters as to which such Party is entitled to vote at a meeting of the shareholders of the Company, or otherwise, or to which such Party is entitled to express consent or dissent to corporate action in writing without a meeting. The Trustee shall give each Party not less than five (5) business days prior written notice of any such vote or right to express consent or dissent. The Trustee shall exercise such voting rights, solely as follows:

                       (i) With respect to any consolidation, reorganization or merger of the Company with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of the Company's property or business (each a "Business Combination") or any other transaction or proposal that requires the majority vote of each outstanding class of capital stock voting as separate classes and in each case would not have an Adverse Effect on the Shares (as defined below), the Trustee shall vote the Shares at a regular or special meeting of shareholders (or by written consent) proportionately in accordance with the votes cast by all holders of the Company's Common Stock for and against such transaction or proposal. If the transaction or proposal would have an Adverse Effect on the Shares, the Trustee shall vote the Shares in accordance with Section 2(a)(ii) below.

                       (ii) For all other votes, consents or dissents by holders of Shares and for votes that would have an Adverse Effect on the Shares, the Trustee shall vote the Shares as follows:

                                   (A) as directed in writing by the Beneficial
                  Owner of such Shares;

                                    (B) if not so directed in writing,
                  proportionately in accordance with the votes cast by such Beneficial Owner (or its affiliates) with respect to other shares of the Company's stock owned by such Beneficial Owner (or its affiliates); or

                                    (C) if not so directed in writing and if
                  such Beneficial Owner does not own or vote any other shares of the Company's stock on such matter, the Trustee shall not vote such shares and such shares shall not be counted for the purpose of determining whether a quorum is present or any percentage of shares of the Company's capital stock is achieved.

                      (b) For purposes of Section 2(a), "Adverse Effect on
                   the Shares" shall mean:

                         (i) any Business Combination in which the Beneficial Owners of Shares would not receive as consideration for such Shares
          (A) cash or securities with a fair market value equal to or greater than the then applicable Series AA Liquidation Preference (as defined in the Certificate of Determination of Series AA Preferred Stock) with respect to such Shares, and (B) if the form of such consideration is other than cash, publicly-traded equity securities of securities convertible into publicly-traded equity securities, securities having rights, preferences, privileges or restrictions at least equivalent to those of the Shares; or

                         (ii) any other proposal or transaction that would:

                                    (A)  Increase or decrease the aggregate
                    number of authorized shares of the Series AA Preferred Stock, other than an increase as provided in either subdivision (b) of Section 405 or subdivision (c) of Section 902 of the California Corporation Code;

                                    (B) Effect an exchange, reclassification, or
                    cancellation of all or part of the shares of Series AA Preferred Stock, including a reverse stock split but excluding a stock split;

                                    (C) Effect an exchange, or create a right of
                    exchange, of all or part of the shares of another class of capital stock into shares of the Series AA Preferred Stock;

                                    (D)  Change the rights, preferences,
                    privileges or restrictions of the Shares, other than as a result of the creation of a new series of Preferred Stock;

                                    (E) Create a new class of shares having
                    rights, preferences or privileges prior to the Shares, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the Shares;

                                    (F) Reclassify the Shares into series having
                    different rights, preferences, privileges or restrictions, or authorize the Board to do so; or

                                    (G) Cancel or otherwise affect dividends on
                    the Shares which have accrued but have not been paid.

                         (c) Except as expressly granted under Section 2(a)(i)
above with respect to the voting rights enumerated therein, the Trustee shall have no rights with respect to the Shares. Without limiting the preceding sentence, the parties acknowledge that the Trustee shall have no authority to sell, encumber or otherwise dispose of any Shares. The Trustee shall have no voting or other rights with respect to any shares of capital stock Beneficially Owned as of the date hereof by any Party other than the Shares.

                    3. TRANSFER. The provisions of this Agreement shall be binding upon the successors in interest to any of the Shares. The Company shall not permit the transfer of any of the Shares on their books or issue new certificates representing the Shares or any new Voting Trust Certificates unless and until the person to whom such units are to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement. Nothing in the foregoing sentence shall, however, invalidate any succession in ownership occurring by operation of law, and any successor by operation of law shall be bound by this Agreement as fully and completely as if the successor were a party to this Agreement.

                    4. NO WITHDRAWAL. No Party may withdraw from this Agreement prior to termination of this Agreement pursuant to Section 7 hereof.

                    5. REPLACEMENT OR REMOVAL OF TRUSTEE. In the event of the Trustee's dissolution, resignation, removal or inability to act, the Parties shall select a successor or Trustee mutually acceptable to the Company and the holders of a majority of the Shares Beneficially Owned then outstanding. Any Trustee may be removed by the affirmative vote of a majority of the Shares then outstanding or the Company. Notwithstanding any change in the Trustee, the certificates for Shares standing in the name of the Trustee may be endorsed and transferred to any successor Trustee without the further action of any Party or predecessor Trustee with the same effect as if endorsed and transferred by the Trustee who has ceased to act.

                    6. TRUSTEE'S LIABILITY AND INDEMNITY. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission undertaken in good faith in connection with the Trustee's powers and duties under this Agreement, except for the Trustee's own willful misconduct or gross negligence. The Trustee is authorized and empowered to construe this Agreement and its reasonable construction made in good faith shall be conclusive and binding upon the Company and the Parties. The Trustee shall not be liable for acting on any legal advice or on any notice, request or instruction or other document believed by the Trustee to be genuine and to have been signed by the proper Party or Parties. The Company shall indemnify the Trustee for, and hold the Trustee harmless against, any expenses, claims, losses, damages or liabilities, including without limitation attorneys' fees, incurred by the Trustee and arising out of or in connection with the administration of this trust and its rights and duties hereunder, except to the extent that a court of competent jurisdiction determines that the Trustee is not entitled to such indemnification because the action giving rise to such indemnification was the result of willful misconduct or gross negligence by the Trustee. This indemnity shall survive the termination of this Agreement.

                    7. TERM. This Agreement shall terminate and be of no further force or effect on the earlier of (a) the closing of the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or a sale of all or substantially all of the assets of the Company, (b) such time as no Shares are outstanding, or
(c) ten (10) years from the date hereof.

                  At any time within two (2) years prior to the time of expiration of this Agreement pursuant to Section 7(c), the Company and the Parties may, by written agreement and with the written consent of the Trustee, extend the duration of this Agreement for an additional period not exceeding ten
(10) years from the expiration date of this Agreement as originally fixed or as last extended as provided in this paragraph.

                  As soon as practicable after the termination of this Agreement, the Trustee shall deliver to each Party share certificates or securities representing the number of Shares or other securities in respect of which Voting Trust Certificates registered in the name of such Party are then outstanding, upon the surrender of such Voting Trust Certificates properly endorsed and upon payment by the persons entitled to receive such share certificates or other securities of a sum sufficient to cover any tax or governmental charge in respect of the transfer or delivery of such certificates. If any Party cannot be located or fails or refuses to surrender Voting Trust Certificates in exchange for Shares or other securities as aforesaid, the Trustee shall deliver said Shares or other securities to the Company or to any bank or trust company in California for the benefit of the Person or Persons entitled thereto. Upon any such delivery, the Trustee shall be fully acquitted and discharged with respect to said Shares or other securities.

                    8. COVENANTS OF THE COMPANY. The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the Parties hereto enjoy the benefits thereof. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the holders of a majority of the outstanding Shares in order to protect the rights of the Parties hereunder against impairment.

                    9. DEFINED TERMS. As used in this Agreement, the following terms have the respective meanings set forth below:

                    BENEFICIAL OWNER: shall have the meaning set forth in Rule 13d-3(a) and (b) of the Rules and Regulations to the Securities Exchange Act of 1934, as amended; and Beneficially Owned shall have a correlative meaning.

                    PERSON: shall mean an individual, partnership, corporation, trust, limited liability company or unincorporated organization, and a government or agency or political subdivision thereof.

                    SHARES: shall consist of all shares of Series AA Preferred Stock issued to GWA pursuant to the Securities Purchase Agreement or thereafter obtained by a Party.

                    10. REMEDIES. The Company and the Parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company and any Party shall be entitled, in its sole discretion, to apply to any court of competent jurisdiction for specific performance, injunctive relief or such other equitable remedy or remedies as the court may in its discretion order to enforce or prevent any violations of the provisions of this Agreement, in addition to its remedies at law. In respect of any such equitable remedy so sought, the Company and the Parties hereby waive the requirement of the posting of any bond or the necessity to show irreparable injury on the part of the Person seeking such relief.

                    11. NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery by confirmed facsimile or reliable international courier service or upon personal delivery to the party to be notified.

                    12. MODIFICATION, AMENDMENT, WAIVER. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the then outstanding voting Shares Beneficially Owned by the Party or Parties for whose benefit such term has been included and the Company; provided that, the Trustee must consent in writing to any amendment or modification that changes the rights, obligations and/or liability of the Trustee under this Agreement. Any amendment or waiver so effected shall be binding upon the Parties hereto. The failure of the Trustee, the Company or any Party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of the Trustee, the Company or any Party thereafter to enforce the provisions of this Agreement in accordance with its terms.

                    13. COMPLETE AGREEMENT. This document, the Voting Trust Certificates, the Securities Purchase Agreement and the Amended and Restated Articles of Incorporation (including the Certificate of Determination thereto) of the Company embody the complete agreement and understanding between and among the Parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof.

                    14. SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the Parties and their respective permitted transferees, successors and assigns.

                  15. LEGENDS.

                  (a) In addition to legends required by the Securities Purchase Agreement, each certificate evidencing Shares shall bear a legend in substantially the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED ON OR ABOUT APRIL 1998, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

                  (b) Each Voting Trust Certificate evidencing Shares shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER HEREOF (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED AS OF APRIL __, 1998, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

                  16. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same Agreement.

                  17. APPLICABLE LAW. All questions concerning this Agreement will be governed by and interpreted in accordance with the internal laws of the State of California, without regard to internal law concerning choice or conflict of law. Any disputes arising hereunder shall be resolved before the appropriate state or federal courts in the State of California, and the Parties hereto hereby consent to the personal jurisdiction of such courts in respect of such disputes.

                  18. SEVERABILITY. If any one or more of the provisions of this Agreement, as applied to the Trustee, the Company or any Party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law.

                  19. TRUSTEE'S EXPENSES. The Trustee shall be reimbursed by the Company for its initial and annual fees pursuant to the fee letter dated as of March 5, 1998, and all reasonable out-of-pocket expenses (including its reasonable attorneys' fees) incurred pursuant to this Agreement.

                  20. NATURE OF RELATIONSHIP. The Trust created by this Agreement is not intended to be, shall not be deemed to be and shall not be treated as a general partnership, limited partnership, joint venture, corporation, joint stock company or association. The relationship of the Parties to the Trustee shall be solely that of beneficiaries of the Trust created by this Agreement, and their rights and obligations shall be limited to those set forth in this Agreement.

                  21. INVESTMENT REPRESENTATIONS. In acquiring Voting Trust Certificates hereunder, each Party acknowledges and represents that such Party has had an opportunity to discuss the business of the Company with the officers and directors of the Company and has received satisfactory answers in response to such inquiries. Such Party further acknowledges that the Voting Trust Certificates are highly speculative and involve a high degree of risk and that the Voting Trust Certificates have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold or otherwise disposed of except pursuant to an exemption from the Act. Such Party represents and warrants to the Trustee and the Company that such Party is acquiring the Voting Trust Certificate for such Party's own account for investment and not with a view to or for sale in connection with any distribution of said Voting Trust Certificates or with any present intention of distributing or selling said Voting Trust Certificates, and such Party does not presently have reason to anticipate any change in circumstances or any particular occasion or event that would cause it to sell said Voting Trust Certificate.

                  22. NOTICES. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by facsimile (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to the Company:

                      Affymetrix, Inc.
                      3380 Central Expressway
                      Santa Clara, California  95051
                      Attention:       Edward Hurwitz, Chief Financial Officer
                      Telephone:       408-731-5000
                      Facsimile:       408-481-0422

                  With a copy (which shall not constitute notice) to:

                      Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
                       LLP
                      155 Constitution Drive
                      Menlo Park, California  94025
                      Attention:       Carla S. Newell
                      Telephone:       650-463-5470
                      Facsimile:       650-321-2800

                  If to the Beneficial Owner:

                      Glaxo Wellcome Americas Inc.
                      499 Park Avenue
                      New York, New York 10022
                      Attention:       Jack G. Smith
                      Telephone:       212-308-1210
                      Facsimile:       212-308-5263

                  If to the Trustee:

                      Wachovia Bank, N.A.
                      100 Main Street
                      Winston-Salem, North Carolina  27102
                      Attention:       John N. Smith, III, Executive Services
                                         Department
                      Telephone:       336-770-6984
                      Facsimile:       336-770-4059

                  23. INSPECTION. A duplicate of this Agreement and any extension hereof shall be filed with the Trustee and shall be open to inspection by any shareholder of the Company, any holder of a Voting Trust Certificate or the agent of either, upon the same terms as the record of shareholders of the Company is open to inspection.



                  [remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                          COMPANY:


                          AFFYMETRIX, INC.


                          By: /s/ STEPHEN FODOR
                              -----------------------------------
                          Print Name: STEPHEN FODOR
                                      ---------------------------
                          Title: PRESIDENT/CEO
                                 ---------------------------------


                          Address: 3380 Central Expressway
                                   Santa Clara, CA  95051


                          TRUSTEE:


                          WACHOVIA BANK, N.A.


                          By:  /s/ J.O. LONG
                               -----------------------------------
                          Print Name: J.O. LONG
                                ---------------------------------
                          Title: SENIOR VICE PRESIDENT
                                 --------------------------------

                          Address:          100 Main Street
                                            Winston-Salem, NC  27102

                          GWA:

                          GLAXO WELLCOME AMERICAS INC.


                          By:  /s/ ROBERT A. INGRAM
                             ------------------------------------
                          Print Name: ROBERT A. INGRAM
                                     ----------------------------
                          Title: EXECUTIVE VICE PRESIDENT
                                ---------------------------------

                          Address:          499 Park Avenue
                                            New York, NY  10022

                                   SCHEDULE I

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER HEREOF (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED AS OF APRIL __, 1998, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

         This certifies that Glaxo Wellcome Americas Inc. has deposited or has caused to be deposited 1,634,522 shares of the Series AA Preferred Stock of Affymetrix, Inc., a California corporation (the "Company"), under a Voting Trust Agreement, dated as of April __, 1998 (the "Voting Trust Agreement"), among the Company, Wachovia Bank, N.A. (the "Trustee"), and the Parties named in the Voting Trust Agreement. The Trustee shall possess and be entitled to the exclusive right to vote such shares upon the terms and subject to the conditions stated in the Voting Trust Agreement.

         This Voting Trust Certificate shall be transferable only on the records of the Trustee upon surrender hereof by the registered holder in person or by attorney duly authorized and, until so transferred, the Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary. As a condition precedent to the making of any transfer of this Voting Trust Certificate, the Trustee may require the payment of a sum sufficient to cover the amount of any taxes or other governmental charges incident thereto.

         This Voting Trust Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by the terms and conditions of, the Voting Trust Agreement. The holder of this Voting Trust Certificate, by the acceptance hereof, assents to and agrees to be bound by all the terms and conditions of the Voting Trust Agreement. Copies of the Voting Trust Agreement are on file at the principal office of the Company and at the office of the Trustee.

         Certificates for the number of shares in respect of which this Voting Trust Certificate was issued, or the net proceeds in cash or property of said number of shares at the time of surrender hereof, all as provided in the Voting Trust Agreement, shall be deliverable hereunder upon the termination of the Voting Trust Agreement.

Dated: ____________, 199_

                                    WACHOVIA BANK, N.A.,
                                    as Trustee


                                    By:-------------------------------------

                                    Its:------------------------------------